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                         MARSHALL & ILSLEY CORPORATION               EXHIBIT 11
                      CALCULATION OF EARNINGS PER SHARE
                        ($000's except per share data)

                                                    Three Months Ended March 31,
                                                   -----------------------------
PRIMARY                                                1995             1994
- -------                                            ------------     ------------
Earnings:
  Net income                                           $46,135          $38,513
                                                   ============     ============
Shares:
  Weighted average number of common shares
    outstanding                                         93,542           96,063
  Additional shares relating to:
    Convertible preferred stock                          3,833            1,963
    Stock options outstanding at end
      of each period and exercised
      during each period (a)                             1,117            1,656
                                                   ------------     ------------
Total average primary shares outstanding                98,492           99,682
                                                   ============     ============

PRIMARY EARNINGS PER SHARE                               $0.47            $0.39
                                                   ============     ============
FULLY DILUTED
- -------------
Earnings:
  Net income                                           $46,135          $38,513
  Add: Interest on convertible notes,
    net of income tax effect                               465              691
                                                   ------------     ------------
  Total earnings as adjusted                           $46,600          $39,204
                                                   ============     ============
Shares:
  Weighted average number of common shares
    outstanding                                         93,542           96,063
  Additional shares relating to:
    Convertible preferred stock                          3,833            1,963
    Stock options outstanding at end
      of each period and exercised
      during each period (b)                             1,188            1,658
    Assumed conversion of convertible notes              3,844            5,714
                                                   ------------     ------------
Total average fully diluted shares outstanding         102,407          105,398
                                                   ============     ============

FULLY DILUTED EARNINGS PER SHARE                         $0.46            $0.37
                                                   ============     ============

Notes:
- ------
(a) Based on the treasury stock method using average market price.
(b) Based on the treasury stock method using period-end market price, if higher than average market price for options outstanding at end of each period and market price at date of exercise for options exercised during each period.